EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following is a list of the active subsidiaries of the Company showing the jurisdiction of incorporation and the percentage of voting securities owned by the Company or by wholly-owned subsidiaries of the Company as of March 31, 2000:

                                             JURISDICTION   PERCENTAGE
                                                  OF        OF VOTING
NAME OF CORPORATION                          INCORPORATION  SECURITIES
-------------------                          -------------  ----------

Barbara Gould S.A.                           France             100%
Carter-Wallace, N.S. Inc.                    Delaware           100%
Carter-Wallace, O.S. Inc.                    Delaware           100%
Carter-Wallace Limited                       England            100%
Carter-Wallace (Australia) Pty, Limited      Australia          100%
Carter-Wallace, S.A.                         Mexico             100%
Carter-Wallace FSC Corp.                     Virgin Islands     100%
Carter-Horner Inc.                           Canada             100%
Icart, S.A.                                  Spain              100%
International Biological Laboratories, Inc.  Maryland            95%
Laboratoires Fumouze, S.A.                   France             100%
Sante Beaute S.A.                            France             100%
Sofibel S.A.R.L.                             France             100%
S.p.A. Italiana Laboratori Bouty             Italy              100%
Technogenetics S.r.l.                        Italy              100%
Tripharma S.A.R.L.                           France             100%


All of the above subsidiaries are included in the consolidated financial statements of the Company.